UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 17, 2006
Ameritrade Holding Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-49992	82-0543156
(State or other	(Commission File	(I.R.S. Employer
jurisdiction of	Number)	Identification Number)
incorporation)

4211 South 102nd Street
Omaha, Nebraska	68127
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (402) 331-7856
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))

Item 1.02 Termination of a Material Definitive Agreement
On January 17, 2006, Ameritrade Holding Corporation (“Ameritrade”) terminated the Master Terms and Conditions for Pre-Paid Share Forward Transactions (the “Master Confirmation”), dated as of April 25, 2003, as well as each of the Prepaid Share Forward Transaction Confirmations, dated as of February 28, 2003, April 7, 2003 and June 5, 2003 (together with the Master Confirmation, the “Forward Contracts”) with Citibank, N.A. (“Citibank”), with respect to its investment in shares of Knight Capital Group, Inc. (“Knight”). As a result of terminating the Forward Contracts, Ameritrade received approximately 700,000 Knight shares, which were sold on January 19, 2006 for approximately $7.5 million.
The Forward Contracts with Citibank had a total notional amount of approximately $41.4 million on 7.9 million underlying Knight shares. The Forward Contracts each contained a zero-cost embedded collar on the value of the Knight shares, with a weighted average floor price of $5.13 per share and a weighted average cap price of $6.17 per share. At the inception of the Forward Contracts, Ameritrade received cash of approximately $35.5 million, equal to approximately 86% of the notional amount. The Forward Contracts were to mature on various dates in fiscal years 2006 and 2007. At maturity, Ameritrade would have had the option to settle the Forward Contracts in shares of Knight or in cash, at Ameritrade’s option. If the market price of the Knight stock at maturity were equal to or less than the floor price, Citibank would have been entitled to receive one share of Knight or its cash equivalent for each underlying share. If the market price of the Knight stock at maturity were greater than the cap price, Citibank would have been entitled to receive the number of shares of Knight or its cash equivalent equal to the ratio of the floor price plus the excess of the market price over the cap price, divided by the market price, for each underlying share. If the market price at maturity were greater than the floor price but less than or equal to the cap price, Citibank would have been entitled to receive the number of Knight shares or its cash equivalent equal to the ratio of the floor price divided by the market price for each underlying share.
The embedded collars do not qualify for hedge accounting treatment and are therefore reflected as non-hedging derivatives. Since the embedded collars in the Forward Contracts do not qualify for hedge accounting treatment, the Company liquidated its position in the Knight shares and the Forward Contracts on January 17, 2006, resulting in a one-time net gain of approximately $79 million (including $7.4 million from the sale of the Knight shares on January 19, 2006), which will be recorded in the quarter ending March 31, 2006. The Company had incurred approximately $32 million of unrealized cumulative losses on the Forward Contracts from inception through December 31, 2005.
Citigroup Global Markets Inc. (“Citigroup”), an affiliate of Citibank, is acting as financial advisor to Ameritrade and the special committee of the Ameritrade Board of Directors in connection with its proposed acquisition of TD Waterhouse Group, Inc. (“TD Waterhouse”) for which Citigroup will receive total fees of $7.5 million, of which $240,000 became payable upon execution of a February 13, 2005 engagement letter, $500,000 became payable upon execution of a May 11, 2005 engagement letter, and $2 million of which became payable upon execution of the share purchase agreement between Ameritrade and TD Waterhouse and the delivery of Citigroup’s fairness opinion in relation to the TD Waterhouse Transaction (defined below). Ameritrade has also agreed to indemnify Citigroup against specific liabilities and expenses relating to or arising out of its engagement. Citigroup also entered into a commitment letter for financing $2.2 billion in senior credit facilities from an underwriting group led by Citigroup, which is acting as Sole Bookrunner Manager and Sole Lead Arranger. In connection with the commitment letter and the credit facilities (which Ameritrade entered into on January 23, 2006), Citigroup will receive customary compensation. In addition, Citicorp North America, Inc., also an affiliate of Citibank, is both Administrative Agent and Collateral Agent in connection with the credit facilities. Citigroup and its affiliates have also provided other advisory services to Ameritrade and its affiliates, including advising Ameritrade on its acquisition of National Discount Brokers Corporation from Deutsche Bank in 2001 and on its acquisition of Datek in 2002, acting as a joint bookrunner on a $543 million secondary offering of Ameritrade stock in 2003, executing secondary market transactions for selling stockholders of Ameritrade in 2004, and executing derivative structures in 2001 and 2003. Since January 1, 2003, Citigroup has received fees for investment banking and financial advisory services provided to Ameritrade and its affiliates for services related to Ameritrade of approximately $14.4 million, in the aggregate.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Item 5.02(c)
On January 19, 2006, the Board of Directors of Ameritrade appointed T. Christian Armstrong, currently acting president and chief executive officer at TD Waterhouse Group, Inc. (“TD Waterhouse”), to the position of Executive Vice President, Sales and Marketing, effective upon and contingent on the closing of the acquisition of TD Waterhouse (the “TD Waterhouse Transaction”).
Mr. Armstrong, age 57, is currently acting president and chief executive officer at TD Waterhouse. Previously, he was vice chair, sales and marketing at TD Waterhouse from March 2004 to October 2005, and Mr. Armstrong has been chairman, president and CEO at TD Waterhouse Bank, N.A since March 2004. Mr. Armstrong joined TD Bank Financial Group in 2000 after more than ten years experience in financial services marketing. Mr. Armstrong received his B.A. degree from University of Virginia and earned an MBA with honors from American University.
Mr. Armstrong’s compensation has not been determined, but following the closing of the TD Waterhouse Transaction, it is expected that Mr. Armstrong will enter into an employment agreement with Ameritrade.
Item 5.02(d)
Pursuant to the Stockholders Agreement, dated June 22, 2005, by and among Ameritrade, The Toronto-Dominion Bank (“TD”) and certain other parties (the “Stockholders Agreement”), entered into in connection with TD Waterhouse Transaction, following the closing of the TD Waterhouse Transaction, the Board of Directors of Ameritrade will consist of twelve members, five of whom will be the designees of TD.
On January 19, 2006, the Board of Directors of Ameritrade appointed each of the following designees of TD (the “TD Designees”), to the Board of Directors in the indicated class, effective upon and contingent on the closing of the TD Waterhouse Transaction.

Name of TD Designee	Class of Board of Directors
W. Edmund Clark	Class I
Daniel A. Marinangeli	Class II
Marshall A. Cohen	Class II
Wilbur J. Prezzano	Class III
Fredric J. Tomczyk	Class III
     The Board of Directors also appointed Messrs. Prezzano and Cohen to the Audit Committee of the Board of Directors and Mr. Tomczyk to the Compensation Committee of the Board of Directors, contingent on and effective upon the closing of the TD Waterhouse Transaction.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERITRADE HOLDING CORPORATION
Date: January 23, 2006	By:	/s/ John R. MacDonald
		Name:	John R. MacDonald
		Title:	Executive Vice President, Chief Financial Officer and Chief Administrative Officer